EXHIBIT 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

AMERICAN STRATEGIC INVESTMENT CO.

(Name of Subject Company (Issuer))

BELLEVUE CAPITAL PARTNERS, LLC

(Names of Filing Persons (Offerors))

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$1,375,000.00	0.00014760	$202.95
Fees Previously Paid	$0		$189.11
Total Transaction Valuation	$1,375,000.00
Total Fees Due for Filing			$13.84
Total Fees Previously Paid		$189.11
Total Fee Offsets			$0
Net Fee Due			$13.84

*	Estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 125,000 shares of Class A common stock, par value $0.01 per share, of American Strategic Investment Co. at a purchase price equal to $11.00 per share in cash.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Advisory No. 1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.00014760.